Exhibit 2.5

Deltek, Inc.

13800 Dulles Corner Lane

Herndon, Virginia 20171

September 26, 2007

Mr. Alok Singh

Managing Director

New Mountain Capital LLC

787 Seventh Avenue

49th Floor

New York, New York 10019

Dear Mr. Singh:

In connection with Deltek, Inc.’s initial public offering on Registration Statement No. 333-142737, we request that New Mountain Capital LLC confirm, by its execution of this letter below, its agreement to waive permanently its quarterly advisory fee beginning with Deltek, Inc.’s third quarter if and when this Registration Statement is effective under the Securities Act of 1933, as amended. This advisory fee is set forth in Section 3.1 of the Advisory Agreement between New Mountain Capital, LLC and Deltek, Inc. dated as of April 22, 2005.

If you have any questions, please contact me at 703-885-9933.

Sincerely,

/s/ David R. Schwiesow
David R. Schwiesow
Senior Vice President, General Counsel & Secretary

AGREED AND ACCEPTED

AS OF THE ABOVE

WRITTEN DATE:

NEW MOUNTAIN CAPITAL LLC

By:	/s/ Alok Singh
Name: Alok Singh Title: Managing Director